Exhibit 12(a)(1)

K&L Gates llp State Street Financial Center One Lincoln Street Boston, MA 02111-2950 t 617.261.3100 www.klgates.com

January 14, 2021

VIA EDGAR

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	John Hancock Investment Trust (the “Trust”) Registration Statement on Form N-14

Ladies and Gentlemen:

We consent to the filing of our “form of” tax opinion as an exhibit to the Registration Statement on Form N-14 of the Trust to be filed with the Securities and Exchange Commission on or about January 14, 2021, and to the references made to our Firm therein and in any amendments thereto.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP